Exhibit 99.3

SEGUE SOFTWARE, INC.

CONSOLIDATED FINANCIAL STATEMENTS TABLE OF CONTENTS

SEGUE SOFTWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,185	$14,495
Short-term investments	36	35
Accounts receivable, net of allowances of $332 and $317, respectively	6,288	8,775
Prepaid expenses	934	760
Other current assets	568	68

Total current assets	24,011	24,133
Property and equipment, net	905	753
Goodwill	1,506	1,506
Other non-current assets	41	44

Total assets	$26,463	$26,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,258	$637
Accrued expenses	2,377	2,475
Short-term restructuring	378	378
Income taxes payable	124	135
Deferred revenues	11,524	12,055
Other current liabilities	37	—

Total current liabilities	15,698	15,680
Long-term restructuring	196	292
Other long-term liabilities	150	—

Total liabilities	16,044	15,972

Stockholders’ equity:
Common stock; $.01 par value; 30,000 shares authorized; 12,150 and 12,113 shares issued and outstanding	122	120
Additional paid-in capital	64,687	63,643
Accumulated deficit	(54,046)	(52,896)
Deferred compensation	—	(24)
Cumulative other comprehensive income	256	221

	11,019	11,064
Less common stock in treasury at cost, 145 shares	(600)	(600)

Total stockholders’ equity	10,419	10,464

Total liabilities and stockholders’ equity	$26,463	$26,436

The accompanying notes are an integral part of these condensed consolidated financial statements.

SEGUE SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2006	2005
License and other revenues	$3,435	$3,551
Service revenues	5,373	4,843

Gross revenue	8,808	8,394

Cost of license and other revenues	138	110
Cost of service revenues	1,263	1,119

Cost of revenues	1,401	1,229

Gross profit	7,407	7,165

Selling, general and administrative	6,737	4,648
Research and development	1,928	1,848

Total operating expenses	8,665	6,496

Operating income (loss)	(1,258)	669
Interest and other income, net	130	44

Income before income taxes	(1,128)	713
Income tax provision	22	82

Net income (loss)	$(1,150)	$631
Preferred stock dividend-in-kind	—	269

Net income (loss) applicable to common shares	$(1,150)	$362

Net income (loss) per share:
Net income (loss) per share—basic	$(0.10)	$0.04
Net income (loss) per share—diluted	$(0.10)	$0.03
Shares used in computing basic net income (loss) per share	11,996	10,097
Shares used in computing diluted net income (loss) per share*	11,996	11,241

*	The assumed conversion of preferred shares into common shares is not included in the three months ended March 31, 2005 because their inclusion would be anti-dilutive. There were no outstanding shares of preferred stock during the three months ended March 31, 2006.

The accompanying notes are an integral part of these condensed consolidated financial statements.

SEGUE SOFTWARE, INC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended March 31,
	2006	2005
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
Net income (loss)	$(1,150)	$631
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	109	117
Loss on disposal of property and equipment	6	—
Changes in operating assets and liabilities:
Accounts receivable, net	2,545	(356)
Other current assets	(671)	98
Accounts payable	618	545
Accrued expenses, accrued lease obligations on excess space and accrued compensation and benefits	(220)	(764)
Stock-based compensation	326	4
Deferred revenue	(564)	13

Net cash provided by operating activities	999	288

Cash flows from investing activities:
Additions to property and equipment	(261)	(115)
Decreases to other assets	3	91
Purchases of short-term investments	—	(37)

Net cash used in investing activities	(258)	(61)

Cash flows from financing activities:
Proceeds from issuance of capitalized lease	197	—
Payments on capitalized lease	(11)	—
Proceeds from exercise of stock options and stock purchase plan	745	319

Net cash provided by financing activities	931	319

Effect of exchange rate changes on cash	18	(50)

Net increase in cash and cash equivalents	1,690	496
Cash and cash equivalents, beginning of period	14,495	11,028

Cash and cash equivalents, end of period	$16,185	$11,524

The accompanying notes are an integral part of these condensed consolidated financial statements.

SEGUE SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1.    BASIS OF PRESENTATION

The financial statements included herein have been prepared by Segue Software, Inc. (“Segue” or “the Company”), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The Company believes that the disclosures are adequate to make the information presented not misleading. However, it is suggested that these financial statements be read in conjunction with Segue’s audited financial statements for the year ended December 31, 2005, included in its 2005 Annual Report on Form 10-K.

This financial information reflects, in the opinion of the Company’s management, all adjustments of a normal recurring nature necessary to present fairly the results for the interim periods. Results of interim periods may not be indicative of results for the full year.

On April 19, 2006, Borland Software Corporation completed the acquisition of Segue Software, Inc. pursuant to an Agreement and Plan of Merger, dated as of February 7, 2006. Segue is now a wholly-owned subsidiary of Borland. Under the terms of the Agreement and Plan of Merger, Borland paid $8.67 per share in cash for all outstanding shares of Segue. The total purchase price was approximately $115.9 million. Results of operations for Segue will be included in Borland’s consolidated financial statements from the date of acquisition.

NOTE 2.    LIQUIDITY

The Company recorded a net loss of approximately $1.2 million and net income of $0.4 million for the three months ended March 31, 2006 and 2005, respectively. For the three months ended March 31, 2006 the Company generated approximately $1.7 million in overall cash flow compared to $0.5 million for the three months ended March 31, 2005. The Company’s cash and cash equivalents balance at March 31, 2006 was $16.2 million compared to $14.5 million at December 31, 2005.

Long-term cash requirements, other than for normal operating expenses, and for commitments including those detailed in Note 10, are anticipated for the development of new software products and enhancements of existing products, and the possible acquisition of software products or technologies complementary to the Company’s business.

The recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet are dependent upon the continued operations of the Company, which in turn are dependent upon Segue’s ability to maintain or increase sales and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification and amounts of liabilities that might be necessary should Segue be unable to continue operations.

NOTE 3.    RECENT ACCOUNTING DEVELOPMENTS

In November 2005, the FASB issued FASB Staff Position (“FSP”) FAS 123R-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards,” (“FSP FAS 123R-3”). FSP FAS 123R-3 provides a practical exception when a company transitions to the accounting requirements in SFAS 123R. SFAS 123R requires a company to calculate the pool of excess tax benefits available to absorb tax deficiencies recognized subsequent to adopting SFAS 123R (termed the APIC Pool), assuming the company had been following the recognition provisions prescribed by SFAS 123 .

In May 2005 the FASB issued SFAS 154, “Accounting Changes and Error Corrections,” which replaces Accounting Principles Board No. 20, “Accounting Changes,” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB 20 previously required that most voluntary changes in accounting principle be recognized with a cumulative effect adjustment in net income of the period of the change. SFAS 154 is effective for accounting changes made in annual periods beginning after December 15, 2005.

NOTE 4.    OTHER ASSETS

Included in other assets at March 31, 2006 and December 31, 2005 is approximately $42,000 and $45,000, respectively, of refundable lease security deposits the Company has paid for its various regional sales offices.

NOTE 5.    STOCK-BASED COMPENSATION

Stock Option Plans

The Company’s 1996 Amended and Restated Incentive and Non-Qualified Stock Option Plan (the “1996 Option Plan”), as amended, authorizes a total of 4,646,305 shares to be issued under the 1996 Option Plan. Under the 1996 Option Plan, incentive stock options may be granted to any officer or employee of the Company and nonqualified stock options may be granted to any officer, employee, consultant, director or other agent of the Company. The Company’s 1996 Option Plan expired on February 12, 2006. According to the terms of the plan, no more options may be granted under the 1996 Option Plan.

In November 1998, the Company established the 1998 Employee Stock Option Plan (the “1998 Option Plan”). On December 17, 1999, the Board of Directors approved an amendment to increase by 250,000 the number of shares authorized for issuance under the 1998 Option Plan. The 1998 Option Plan, as amended, provides for grants of nonqualified options to purchase up to 1,250,000 shares of the Company’s common stock to employees and consultants of the Company.

All options issued under the 1996 Option Plan and the 1998 Option Plan are typically granted with exercise prices equal to the fair market value of the stock on the date of grant, become exercisable at varying rates (generally over four years) as determined by the Board of Directors and generally expire 10 years from the date of grant.

The following table sets forth a summary of option activity under all of the Company’s stock option plans for the three months ended March 31, 2006:

	Options Available for Grant	Number of Options Outstanding	Weighted Average Exercise Price
At December 31, 2005	342,999	3,136,806	$5.61
Granted	(40,000)	40,000	$6.65
Exercised	—	(157,148)	$3.85
Forfeitures and expirations	(155,511)	(83,755)	$5.56

At March 31, 2006	147,488	2,935,903	$5.73

The weighted-average fair value of options granted during the quarters ended March 31, 2006 and 2005 was $3.67 and $3.40, respectively.

As of March 31, 2006 and December 31, 2005, options to purchase 2,060,909 and 2,152,137 shares, respectively, were exercisable with weighted average exercise prices of $6.11 and $6.05 per share, respectively. As of March 31, 2006, approximately 147,488 shares were available for future grants under the 1996 Option Plan and the 1998 Option Plan. As a result of the acquisition of Segue by Borland, all outstanding stock options were canceled upon completion of the acquisition on April 19, 2006, and any unrecognized compensation costs associated with unvested stock options was eliminated on the acquisition date.

Information regarding stock options outstanding at March 31, 2006 is summarized below:

	Outstanding			Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
		(in years)
$1.02–$2.44	672,929	6.93	$2.11	509,215	$2.00
$2.45–$4.04	640,807	5.27	$2.84	514,364	$2.84
$4.34–$6.25	691,519	8.72	$5.76	184,928	$5.53
$6.28–$11.88	592,912	4.61	$8.02	514,666	$8.25
$12.31–$22.25	337,736	3.34	$14.32	337,736	$14.32

$1.02–$22.25	2,935,903	6.11	$5.73	2,060,909	$6.11

The aggregate intrinsic value of the 2,935,903 options outstanding at March 31, 2006 was $10.7 million and the aggregate intrinsic value of the 2,060,909 options exercisable at March 31, 2006 was $7.4 million. At March 31, 2006 there were 2,802,295 options vested or expected to vest with an aggregate intrinsic value of $10.2 million. Aggregate intrinsic value is calculated as the difference between the exercise price of the underlying options and the market price of the Company’s common stock for the shares that had exercise prices that were lower than the market price of the Company’s common stock as of March 31, 2006.

The total intrinsic value of options exercised during the three months ended March 31, 2006 was $739,000, determined as of the date of exercise. The total cash received from employees as a result of stock option exercises during the three months ended March 31, 2006 was $606,000. The Company settles employee stock option exercises with newly issued common shares. The Company did not realize a tax benefit due to the exercise of options in the three months ended March 31, 2006 as there was no current tax payable due to the net U.S. tax loss in that period.

As of March 31, 2006, there was $1.9 million of total unrecognized compensation cost related to unvested stock options. As a result of the acquisition of Segue by Borland, all outstanding stock options were canceled upon completion of the acquisition on April 19, 2006, and any unrecognized compensation costs associated with unvested stock options was eliminated on the acquisition date.

Employee Stock Purchase Plan

The Company established the Segue Software, Inc. 1996 Employee Stock Purchase Plan (the “ESPP”), which made available 100,000 shares of the Company’s common stock for purchase by eligible employees through payroll deduction. The shares can be purchased for 85% of the lower of the beginning or ending fair market value of each six-month segment within the offering period. Purchases are limited to 10% of an employee’s annual compensation and are subject to other IRS limitations. In June 2003, the ESPP was amended in order to increase the maximum number of shares from 600,000 to 700,000 shares. In June 2004, the ESPP was amended in order to increase the maximum number of shares of common stock available for issuance from 700,000 to 900,000 shares. As of March 31, 2006, approximately 838,608 shares have been issued under the ESPP. As a result of the acquisition of Segue by Borland, all outstanding common stock shares were canceled upon completion of the acquisition on April 19, 2006.

Stock-Based Compensation

On January 1, 2006, the Company adopted SFAS 123 (revised 2004), or SFAS 123R, “Share-Based Payment,” which addresses the accounting for stock-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. In January 2005, the SEC issued SAB 107, which provides supplemental implementation guidance for SFAS 123R. SFAS 123R eliminates the ability to account for stock-based compensation transactions using the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” or APB 25, and instead generally requires that such transactions be accounted for using a fair-value-based method. The Company uses the Black-Scholes-Merton option-pricing model to determine the fair-value of stock-based awards under SFAS 123R, consistent with that used for pro forma disclosures under SFAS 123, “Accounting for Stock-Based Compensation.” The Company has elected to use the modified prospective transition method as permitted by SFAS 123R and, accordingly, prior periods have not been restated to reflect the impact of SFAS 123R. Beginning in fiscal 2006, the modified prospective transition method requires that stock-based compensation expense be recorded for all new and unvested stock options, restricted stock, restricted stock units, and employee stock purchase plan shares that are ultimately expected to vest as the requisite service is rendered. Stock-based compensation expense for awards granted prior to January 1, 2006 is based on the grant date fair-value as determined under the pro forma provisions of SFAS 123. The Company’s deferred compensation balance of $21,000 as of March 31, 2006, which was accounted for under APB 25, was reclassified into additional paid-in-capital upon the adoption of SFAS 123R. The Company recorded $323,000 of additional stock-based compensation expense during the quarter ended March 31, 2006 as a result of the Company’s adoption of SFAS 123R, which had the effect of reducing earnings per share by $0.03. No stock-based compensation costs were capitalized as part of the cost of an asset as of March 31, 2006.

The following table presents the impact of the Company’s adoption of SFAS 123R on the selected condensed consolidated statements of operations line items for the three months ended March 31, 2006. The impact of adoption reflected in the SFAS 123R adjustments column represents stock-based compensation expense recorded for stock options and the employee stock purchase plan and excludes the expense associated with options granted to employees at below market value as they were previously expensed under APB 25 (in thousands, except per share data):

	Three Months Ended March 31, 2006
	Under Previous Accounting	SFAS 123R Adjustments	As Reported
Operating loss	$(935)	$(323)	$(1,258)
Income before income taxes	$(805)	$(323)	$(1,128)
Net loss applicable to common shares	$(838)	$(312)	$(1,150)

Net loss per share—basic	$(0.07)	$(0.03)	$(0.10)
Net loss per share—diluted	$(0.07)	$(0.03)	$(0.10)

The adoption of SFAS 123R benefited the Company’s income tax provision by approximately $11,000 due to the additional expense recognized under SFAS 123R in foreign jurisdictions. The adoption of SFAS 123R did not have an impact on cash flows from operations or financing.

Prior to the adoption of SFAS 123R, the Company presented deferred compensation as a separate component of shareholders’ equity. In accordance with the provisions of SFAS 123R, on January 1, 2006, the Company reclassified the balance in deferred compensation to additional paid-in capital on the balance sheet.

Prior to the adoption of SFAS 123R, the Company accounted for stock-based compensation using the intrinsic value method prescribed in APB 25 and related Interpretations. Under APB 25, compensation cost is measured as the excess, if any, of the closing market price of the Company’s stock at the date of grant over the exercise price of the option granted. The Company recognizes compensation cost for stock options, if any, ratably over the vesting period. Generally, options are granted with an exercise price equal to the closing market price of the Company’s stock on the grant date. Upon exercise of stock options, the Company issues shares of common stock from the same plan the options were originally issued.

The assumptions used to value option grants for the quarters ended March 31, 2006 and March 31, 2005 are as follows:

	Three Months Ended March 31,
	2006	2005
Expected life	7 years	7 years
Risk-free interest rate	4.71%	4.08%
Volatility	47%	51%
Dividend yield	0.0%	0.0%

The expected term of employee stock options represents the weighted-average period that the stock options are expected to remain outstanding. The Company derived the expected term assumption based on the Company’s historical settlement experience, while giving consideration to options that have lives less than the contractual terms and vesting schedules in accordance with guidance in SFAS 123R and SAB 107. Prior to the adoption of SFAS 123R, the Company used its historical settlement experience to derive the expected term for the purposes of pro forma information under SFAS 123, as disclosed in the Notes to Consolidated Financial Statements for the related periods.

The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the Company’s employee stock options.

The Company estimated the volatility of its stock using historical volatility on its common stock. Prior to the adoption of SFAS 123R, the Company had also used its historical stock price volatility in accordance with SFAS 123 for purposes of pro forma information disclosed in its Notes to Consolidated Financial Statements for the related periods.

The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

Based on the Company’s historical experience of pre-vesting option forfeitures and anticipated vesting behavior, the Company has assumed an annualized forfeiture rate of 13% for options granted. Under the true-up provisions of SFAS 123R, the Company will record additional expense if the actual forfeiture rate is lower than estimated, and will record a recovery of prior expense if the actual forfeiture is higher than estimated.

Total stock-based compensation recognized on the Company’s Condensed Consolidated Statement of Operations for the quarter ended March 31, 2006 is as follows:

	Stock Options	Employee Stock Purchase Rights	Amortization of Deferred Compensation Resulting from Options Issues at Below Market Value	Total
Cost of license and other revenues	$1	$—	$—	$1
Cost of service revenues	21	4	—	25
Selling, general and administrative	221	24	3	248
Research and development	50	2	—	52

Stock-based compensation expense before income taxes	293	30	3	326
Income tax benefit resulting from the adoption on SFAS 123R	(11)	—	—	(11)

Stock-based compensation expense after income taxes	$282	$30	$3	$315

The following table illustrates the effect on net income after taxes and net income per common share as if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation during the three-month period ended March 31, 2005 (in thousands, except per share amounts):

Three Months Ended March 31, 2005
Net income—as reported	$362
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	4
Deduct: Stock-based employee compensation expense determined under the fair value based method for all awards, net of tax	(353)

Net income—pro forma	$13

Net income per share—as reported:
Basic	$0.04
Diluted	$0.03
Net income per share—pro forma:
Basic	$0.00
Diluted	$0.00

NOTE 6.    RESTRUCTURING CHARGES

Since April 1, 2001, Segue has executed various restructuring plans aimed at reducing the expenses of the Company. As a result, Segue has recorded restructuring charges for severance, other employee-related costs, and costs for estimated lease obligations associated with excess office facilities in the Company’s Lexington and former Los Gatos offices, net of estimated sublease income. The Company had no restructuring activities during the three months ended March 31, 2006.

At March 31, 2006, the accrual balance related to the obligations associated with all of the excess office space noted above is approximately $574,000. This is comprised of an estimated $734,000 for future rents payable by Segue on unoccupied space less approximately $160,000 of estimated future sublease and operating expense income. The Company made no estimate adjustments related to this accrual for the three month period ended March 31, 2006.

NOTE 7.    PROVISION FOR INCOME TAXES

Segue recorded provisions for foreign, federal and state income taxes of $22,000 and $82,000 for the three months ended March 31, 2006 and 2005, respectively. Income tax for the three months ended March 31, 2006 consisted primarily of foreign taxes due to the net loss generated in the U.S. Income tax for the three months ended March 31, 2005 was calculated taking into account the portion of taxable income that could be offset by net operating loss carry-forwards. There was no long term tax benefit recorded for prior losses generated in the United States for either period due to the uncertainty of realizing such benefits. The decrease in the income tax provision for the three months ended March 31, 2006 compared to the year-ago quarter was the result of a foreign tax refund and due to the loss generated in the United States in the three months ended March 31, 2006. The Company will continue to evaluate quarterly the requirement for its tax valuation allowance and its effect on tax provisions in the future.

NOTE 8.     NET INCOME PER COMMON SHARE

The following table sets forth the computation of basic and diluted income per share (in thousands, except per share data):

	Three Months Ended March 31,
	2006	2005
Net income (loss) applicable to common shares	$(1,150)	$362
Weighted average shares used in net income (loss) per share — basic	11,996	10,097
Incremental common shares issuable under employee stock option plans	—	1,144

Weighted average shares used in net income (loss) per share—diluted	11,996	11,241

Net income (loss) per common share—basic	$(0.10)	$0.04
Net income (loss) per common share—diluted	$(0.10)	$0.03

Excluded from the calculation of diluted net loss per share for the three months ended March 31, 2006 were options to purchase 2,935,883 shares of common stock due to the net loss in that period. Excluded from the calculation of diluted net income per share for the three months ended March 31, 2005 were 1,513,999 shares of common stock that could be converted from preferred stock and the assumed preferred dividend-in-kind because their inclusion would be anti-dilutive. All outstanding Preferred Stock was converted prior to December 31, 2005 into Common Stock of the Company and no shares of Preferred Stock were outstanding on March 31, 2006.

NOTE 9.    OTHER COMPREHENSIVE INCOME

SFAS No. 130, “Reporting Comprehensive Income” (“SFAS 130”) requires the reporting of comprehensive income (loss) in addition to net income from operations. Comprehensive income (loss) is a more inclusive reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income (loss). To date, Segue’s comprehensive income (loss) items have consisted exclusively of foreign translation adjustments. The following table sets forth the computation of comprehensive income (loss) (in thousands):

	Three Months Ended March 31,
	2006	2005
Net income (loss)	$(1,150)	$631
Foreign translation adjustments	35	(72)

Comprehensive income (loss)	$(1,115)	$559

NOTE 10.    COMMITMENTS AND CONTINGENCIES

Legal Proceedings

Various claims, charges and litigation have been asserted or commenced against Segue arising from or related to contractual or employee relations prior to March 31, 2006. Specifically, Segue accrued expenses totaling $300,000 in the three months ended March 31, 2006 related to a claim from an employee regarding such person’s employment agreement. Aside from this particular claim, management does not believe any other claims will have a material adverse effect on the financial position or results of operations of Segue.

Lease Commitments

In August 1998, the Company moved its corporate headquarters to Lexington, Massachusetts under a non-cancelable operating sublease that expires in 2007. On January 24, 2003, the Company restructured its sublease by returning approximately 33,000 square feet to the landlord. Pursuant to the terms of the restructuring Segue posted an initial letter of credit for $700,000. The cash security of $770,000 (letter of credit plus 10%) that was posted was reduced in 2004 to $440,000 and was returned in full to the Company during the quarter ended December 31, 2005. As a result of the restructuring, the Company reduced its office space from approximately 73,300 square feet to approximately 40,400 square feet with 3,000 square feet sub-subleased to a third-party until the end of its sublease, leaving 37,400 square feet of space.

During January 2005, the Company entered into a five-year lease for a branch sales office in San Mateo, California, which consists of approximately 3,434 square feet. This office replaced the Company’s Los Gatos and San Francisco sales offices, the leases for both of which expired during the first quarter of 2005.

During June 2005, the Company entered into a fifteen-year lease for a new research and development facility in Linz, Austria. The new facility consists of approximately 12,000 square feet and replaced the Company’s previously used research and development facility in December 2005. The lease entitles the Company to elect to cancel this lease after five years without penalty, by providing six months notice.

The Company’s global technical support operations are located in Belfast, Northern Ireland, United Kingdom with approximately 6,000 square feet under a lease that expires in August 2009 and includes an option for renewal. The Belfast lease also contains a provision allowing Segue to elect to cancel this lease on August 25, 2006 by providing six months notice. A six month notice was given by the Company and it is presently looking for a more modern facility in Belfast.

The Company also leases certain United States and foreign sales offices and certain equipment under various operating leases with lease terms ranging from month-to-month up to five years. Certain of these leases contain renewal options. The agreements generally require the payment of utilities, real estate taxes, insurance and repairs. Future minimum payments under the facilities and equipment leases, excluding the security deposit noted above, but including the obligation of the restructured sublease, with non-cancelable terms are as follows as of March 31, 2006 (in thousands):

	Gross Commitment	Sublease Income	Net Amount
2006 (9 months)	$1,532	$(75)	$1,457
2007	1,643	(85)	1,558
2008	322	—	322
2009	325	—	325
2010	256	—	256

Total	$4,078	$(160)	$3,918

Rent expense for the quarters ended March 31, 2006 and 2005 totaled $409,000 and $409,000, respectively.

Contingencies

In the event of a change of control or the sale of substantially all assets, the Company has contractual obligations to certain executive officers. These obligations amount to approximately $1.6 million as of March 31, 2006 and are payable upon the close of a change of control transaction.

On September 30, 2002, Segue entered into an agreement with a customer whereby in the event of a change of control of the Company, Segue agreed, at the customer’s discretion, to refund all payments for products and services received by Segue from the customer prior to the change of control or provide future maintenance services free of charge on products sold to the customer prior to the change of control. As of March 31, 2006, Segue had received payments totaling approximately $1.2 million from the customer. It is anticipated that the customer will request and Segue will agree to provide maintenance services free of charge as a result of the acquisition of Segue by Borland Software Corporation on April 19, 2006.

NOTE 11.    SEGMENT REPORTING

The Company considers that it has the following reportable operating segments based on differences in products and services. Operating segments are defined as components of the enterprise about which separate financial information is available that is reviewed regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing their performance. Software licenses substantially consist of sales of our Silk product line. These operating segments are reviewed only to the gross margin level. The following table sets forth the reportable operating segments (in thousands):

	Three Months Ended March 31, 2006		Three Months Ended March 31, 2005
	Revenue	Gross Margin	Revenue	Gross Margin
Operating Segments:
Software licenses	$3,466	$3,329	$3,619	$3,509

Training and consulting	$802	$229	$501	$48
Maintenance	4,571	3,888	4,342	3,676

Total services	$5,373	$4,117	$4,843	$3,724

Less vendor consideration to a customer	(31)	(31)	(68)	(68)

Total	$8,808	$7,415	$8,394	$7,165

The following table presents revenue and long-lived asset information by geographic area as of and for the quarters ended March 31 (in thousands):

	Total Revenue for the Three Months Ended March 31,		Long-Lived Assets at March 31,
	2006	2005	2006	2005
United States	$6,605	$6,866	$561	$1,045
Foreign	2,203	1,528	386	207

Total	$8,808	$8,394	$947	$1,252

Foreign revenue is based on the country in which the sale originates. No customer or foreign country accounted for 10% or more of total revenue in the three months ended March 31, 2006 or 2005.

NOTE 12.    SUBSEQUENT EVENTS

On April 19, 2006, Borland Software Corporation completed the acquisition of Segue Software, Inc. pursuant to an Agreement and Plan of Merger, dated as of February 7, 2006. As a result of this transaction, Segue is now a wholly-owned subsidiary of Borland. Under the terms of the Agreement and Plan of Merger, Borland paid $8.67 per share in cash for all outstanding shares of Segue. The total purchase price was approximately $115.9 million. Results of operations for Segue will be included in Borland’s consolidated financial statements from the date of acquisition.

Upon the completion of the acquisition of Segue by Borland on April 19, 2006, Segue incurred a performance obligation amounting to $1.7 million payable to a third party for transaction fees relating to the acquisition.

In the event of a change of control or the sale of substantially all assets, the Company had contractual obligations to certain executive officers, which included the acceleration of their unvested options and a payment equal to the sum of their annual base salary plus benefits. These obligations amounted to approximately $1.6 million and were payable upon the completion of the acquisition of Segue by Borland on April 19, 2006.